Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-121512 on Form S-3; and in Registration Statement No. 333-4616 on Form S-8 of our report dated March 8, 2006, relating to the financial statements and financial statement schedule of Arizona Public Service Company and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Arizona Public Service Company for the year ended December 31, 2005.
/s/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Phoenix, Arizona
March 8, 2006